________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Cookson Group plc
             (Exact Name of Registrant as Specified in Its Charter)

         England and Wales                              Not Applicable
  (State or Other Jurisdiction of              (IRS Employer Identification No.)
   Incorporation or Organization)

                                   265 Strand
                            London, England WC2R 1DB
                    (Address of principal executive offices)


                  The Cookson Group US Stock Purchase Plan 2004
          ___________________________________________________________
                            (Full title of the plan)

                                Stuart L. Daniels
                                    President
                              Cookson America, Inc.
                                One Cookson Place
                              Providence, RI 02903
                               Tel: (401) 521-1000
                          ____________________________

                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent For Service)
                         CALCULATION OF REGISTRATION FEE

________________________________________________________________________________
                                          Proposed       Proposed
                                           maximum        maximum
Title of each class of        Amount      offering       aggregate    Amount of
  securities to be            to be        price         offering   registration
    registered             registered    per unit (2)    price (2)     fee (3)
________________________________________________________________________________

Ordinary Shares, nominal
value GBP0.10 per share

The Cookson Group US Stock
Purchase Plan 2004         500,000         $ 6.04      $3,020,000     $ 355.45

TOTAL (1)                  500,000         $ 6.04      $ 3,020,000    $ 355.45
________________________________________________________________________________



(1) The amount of Ordinary Shares being registered represents the maximum aggregate amount issuable to employees in the United States pursuant to the above-referenced plan (the "Plan") of Cookson Group plc (the "Registrant") .

        This Registration Statement on Form S-8 shall also cover any additional Ordinary Shares which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(h) and 457(c) (price is not known) under the Securities Act of 1933, as amended. The above calculation is based on (i) the middle market quotation for the Ordinary Shares of 335.25 pence per Share on August 22, 2005 on the London Stock Exchange, and
        (ii) the noon buying rate in New York City for pounds sterling as certified by the Federal Reserve Bank of New York on August 22, 2005 of GBP1 = $1.8022.

(3) The registration fee has been rounded up to the nearest whole dollar and represents $117.70 per $1,000,000 of the proposed maximum aggregate offering price. The registration fee was sent via wire transfer to the SEC on August 25, 2005.

________________________________________________________________________________

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION

Omitted pursuant to the instructions and provisions of Form S-8.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Omitted pursuant to the instructions and provisions of Form S-8.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement includes the following materials, which have been filed with or furnished to the Commission by the Registrant, and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

(a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on June 3, 2005, as amended by Amendment No. 1, filed with the Commission on June 9, 2005 (the "Form 20-F").

(b) All other reports filed by the Registrant with the Commission since December 31, 2004 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, including:

        (1) Form 6-K, dated July 26, 2005, furnished to the Commission by the Registrant.

(c) The description of the Registrant's Ordinary Shares contained in the Registrant's Form 20-F, as amended by any subsequent amendment or report filed for the purpose of updating such description.

In addition, all filings on Form 20-F filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the distribution contemplated hereby are incorporated by reference in this Registration Statement from the date of filing such documents or reports. Also, to the extent designated therein, reports on Form 6-K filed or furnished by the Registrant after the date hereof and prior to the termination of the distribution contemplated hereby are incorporated by reference in this Registration Statement from the date of filing or furnishing such documents or reports.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 140.1 of the Registrant's Articles of Association provides:

Subject to the provisions of and so far as may be consistent with The Companies Act 1985, The Uncertificated Securities Regulations 1995 and every other statute for the time being in force concerning companies and affecting the Company, every Director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the High Court of Justice.

Section 310 of the Companies Act 1985, as amended, provides:

(1) This section applies to any provision, whether contained in any company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3)     This section does not prevent a company -

        (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

        (b) from indemnifying any such officer or auditor against any liability incurred by him -

                (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

                (ii)    in connection with any  application  under section 144
                        (3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

and Section 727 of the Companies Act 1985, as amended, provides:

If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor
(whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

The Company maintains directors' and officers' liability insurance which provides insurance cover against the personal liabilities which directors and officers may incur by reason of their duties.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.


ITEM 8.    EXHIBITS

The following are filed as exhibits to this registration statement:

4.1*    Memorandum and Articles of Association of Cookson Group plc.

4.3+    Rules of the Cookson Group US Stock Purchase Plan 2004.

5.1# Opinion of Linklaters as to the validity of the securities being registered.

23.1#   Consent of KPMG Audit Plc.

23.2# Consent of Linklaters (included in Exhibit 5.1 to this Registration Statement).

24.1#   Power of Attorney (included on signature page).

______________________
* Incorporated by reference to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the Commission on May 25, 2004.

+ Incorporated by reference to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on June 3, 2005, as amended by Amendment No. 1, filed with the Commission on June
   9, 2005.

#  Filed herewith.



ITEM 9. Undertakings

The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form
                S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of London, England, on August 26, 2005.



                                              Cookson Group plc
                                              (Registrant)
                                              By: /s/ Richard Malthouse
                                            ____________________________________
                                              Name:   Richard Malthouse
                                              Title:  Company Secretary






Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                              U.S. Authorized Representative
                                              By: /s/ Stuart Daniels
                                            ____________________________________
                                              Name:   Stuart Daniels
                                              Date:   August 26, 2005

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Nicholas Salmon, Michael Butterworth and Richard Malthouse, each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended, (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the Ordinary Shares of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as Member of the Board of Directors or Officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as he may deem appropriate in respect of the Ordinary Shares of the Registrant, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.



Chairman:

/s/ Robert Beeston
______________________________________________    ______________________________
Robert Beeston                                    Date: August 24, 2005


Chief Executive:

/s/ Nicholas Salmon
______________________________________________    ______________________________
Nicholas Salmon                                   Date: August 24, 2005


______________________________________________
Gian Carlo Cozzani, President/Chief Executive
Officer (Ceramics Division)


/s/ Michael Butterworth
______________________________________________    ______________________________
Michael Butterworth, Group Finance Director       Date: August 24, 2005


______________________________________________
Jeffrey Hewitt, Non-executive Director


/s/ Barry Perry
______________________________________________    ______________________________
Barry W Perry, Non-executive Director             Date: August 24, 2005


/s/ Jan Oosterveld
______________________________________________    ______________________________
Jan Oosterveld, Non-executive Director            Date: August 24, 2005


/s/ John Sussens
______________________________________________    ______________________________
John Sussens, Non-executive Director              Date: August 25, 2005

                                Index to Exhibits

4.1*    Memorandum and Articles of Association of Cookson Group plc.
4.3+    Rules of the Cookson Group US Stock Purchase Plan 2004.
5.1#    Opinion of Linklaters, as to the validity of the securities being registered.
23.1#   Consent of KPMG Audit Plc.
23.2# Consent of Linklaters (included in Exhibit 5.1 to this Registration Statement).
24.1#   Power of Attorney (included on the signature page).
_________
* Incorporated by reference to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the Commission on May 25, 2004.

+ Incorporated by reference to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on June 3, 2005, as amended by Amendment No. 1, filed with the Commission on June 9, 2005.

#  Filed herewith.

                                                  One Silk Street
                                                  London EC2Y 8HQ
                                                  Telephone (44-20) 7456 2000
                                                  Facsimile (44-20) 7456 2222
                                                  Group 4 Fax (44-20) 7374 9318
                                                  DX Box Number 10 CDE
                                                  Direct Line 020 7456 3370
                                                  Direct Fax 020 7456 2222
                                                  brigid.rentoul@linklaters.com


The Directors
Cookson Group plc
265 Strand
London
WC2R 1DB

                                                  26 August 2005



Dear Sirs

Cookson Group plc (the "Company")

1 This opinion is delivered in connection with the Company's registration statement on Form S-8 ("Form S-8") dated today's date and filed under the United States Securities Act of 1933 relating to 500,000 ordinary shares of 10 pence each of the Company ("Ordinary Shares") in connection with the grant of options under the Cookson Group US Stock Purchase Plan 2004.

2 This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.

3 For the purposes of this opinion, we have examined and relied on copies of such corporate records and other documents, and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

4 Upon the basis of and subject to the foregoing, but subject to any matters not disclosed to us, it is our opinion that the Company is a public limited company incorporated under the laws of England and Wales under the Companies Act 1985 and that all the necessary corporate action on the part of the Company, except for the allotment of the shares on the exercise of the options, has been taken to authorise the issue of such Ordinary Shares and that upon issuance and payment, such Ordinary Shares will have been duly authorised and validly issued and will be fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

5 This opinion is given to you solely for use in connection with the filing of the Form S-8. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other matter.

6 We hereby consent to the filing of this opinion as an exhibit to the Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully


/s/ Linklaters

Linklaters








A list of the names of the partners and their professional qualifications is open to inspection at the above office. The partners are solicitors, registered foreign lawyers or registered European lawyers. The firm is regulated by the Law Society.

Please refer to www.linklaters.com/regulation for important information on the regulatory position of the firm.

                                 KPMG Audit Plc         Tel +44 (0) 20 7311 1000
                                 8 Salisbury Square     Fax +44 (0) 20 7311 8641
                                 London EC4Y 8BB        DX 38050 Blackfriars
                                 United Kingdom


The Directors
Cookson Group plc
265 Strand
London
WC2R 1DB



26 August 2005


Dear Sirs

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated 3 June 2005 with respect to the consolidated balance sheets of Cookson Group plc and subsidiaries as of 31 December 2004 and 2003, and the related consolidated profit and loss accounts, consolidated statements of cash flows, consolidated statements of total recognised gains and losses and consolidated statement of changes in shareholders' equity for each of the years in the three year period ended 31 December 2004 incorporated herein by reference.

Yours faithfully

/s/ KPMG Audit Plc

KPMG Audit Plc
London